                                                                    Exhibit 99.3



[BARR LABORATORIES, INC. LOGO]

2 Quaker Road, P.O. Box 2900                           N E W S   R E L E A S E
Pomona, NY 10970
845-362-1100

CONTACT: Carol A. Cox, 845-348-6808 EMAIL:  ccox@barrlabs.com

Barr Files Amendment to Stock Offering
COMPANY ANTICIPATES SECONDARY STOCK OFFERING IN MAY

POMONA, NY, MAY 4, 2001... Barr Laboratories, Inc. (NYSE-BRL) announced today that it has submitted Amendment No. 3 to its Registration Statement on Form S-3 filed in connection with a secondary stock offering in September 2000. The filing includes the Company's financial statements which have been adjusted to reflect previously disclosed discussions with the Division of Corporate Finance of the Securities and Exchange Commission ("SEC"). The adjustments relate to the Company's method of accounting for the warrants issued to DuPont Pharmaceuticals Company and the classification of the proceeds received under the supply agreement related to the Ciprofloxacin patent challenge. Barr noted that these modifications have no impact on the Company's cash position or liquidity nor will they have any impact on the Company's expected future net income. The Company said that it will file an amended Form 10-K for fiscal 2000, and amended Form 10-Qs for the first and second quarter of fiscal 2001 reflecting those adjustments.

Regarding the DuPont warrants, in March 2000 the Company issued 1.5 million fully vested and immediately exercisable warrants to DuPont and expensed the $16.4 million fair value as Agreement expense. The Company separately recorded the $14.6 million of revenues it earned under its Product Development Agreement, Development and Marketing Agreement and ViaSpan(R) Agreement as Development and other revenue for the year ended June 30, 2000. The Company and its independent accountants, Deloitte & Touche LLP, believed that its original accounting for these agreements was appropriate. However, after further discussion and advice from the staff of the SEC, the Company revised its accounting to report a warrant subscription receivable for the fair value of the warrants and to apply the proceeds earned under the other agreements to the warrant receivable.

As a result, the Company has increased previously reported fiscal 2000 net income by $1.8 million, or $0.05 per share assuming dilution, to $44.2 million and decreased net income and earnings per share in the first quarter of fiscal 2001 by $1.8 million, or $0.05 per share assuming dilution, to $10.4 million.

Regarding the classification of proceeds from the Ciprofloxacin settlement and supply agreement, the Company has reclassified the proceeds derived from the supply agreement entered into with Bayer AG as part of the Ciprofloxacin patent challenge settlement from revenues to non-operating income under the caption, Proceeds from patent challenge settlement. The Company and its independent accountants, Deloitte & Touche LLP, believe the decision to classify such proceeds as revenues was appropriate since patent challenges are part of Barr's three-part business strategy. However, based on further discussions with the SEC, the Company has reclassified the amounts to reflect that the cash Bayer elects to pay the Company under its Ciprofloxacin supply agreement is non-operating income. The reclassification had no effect on the previously reported net income for the years ended June 30, 2000, 1999 and 1998 or for any quarter therein.

In February, the Company had also disclosed that the SEC staff had questioned Barr's decision to immediately recognize the $24.6 million payment received by Barr in January 1997 under the settlement agreement with Bayer that resulted from the Ciprofloxacin patent challenge. The SEC ultimately did not object to the Company's accounting treatment.

The Company filed a registration statement in September 2000 for the sale of 3.5 million shares of Common Stock. Of these shares, 3 million will be offered by Dr. Bernard Sherman, Barr's single largest shareholder. The Company has decided not to sell any shares in the offering at current share price levels.

Barr Laboratories, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

SAFE HARBOR STATEMENT: TO THE EXTENT THAT ANY STATEMENTS MADE IN THIS RELEASE CONTAIN INFORMATION THAT IS NOT HISTORICAL, THESE STATEMENTS ARE ESSENTIALLY FORWARD-LOOKING. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT CANNOT BE PREDICTED OR QUANTIFIED AND, CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE: THE TIMING AND OUTCOME OF LEGAL PROCEEDINGS; THE DIFFICULTY IN PREDICTING THE TIMING OF U.S. FOOD AND DRUG ADMINISTRATION ("FDA") APPROVALS; THE DIFFICULTY IN PREDICTING THE TIMING AND OUTCOME OF COURT DECISIONS ON PATENT CHALLENGES; THE COURT AND FDA'S DECISIONS ON EXCLUSIVITY PERIODS; MARKET AND CUSTOMER ACCEPTANCE AND DEMAND FOR NEW PHARMACEUTICAL PRODUCTS; THE ABILITY TO MARKET PROPRIETARY PRODUCTS; THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING; TIMING AND SUCCESS OF PRODUCT DEVELOPMENT AND LAUNCH; AVAILABILITY OF RAW MATERIALS; THE REGULATORY ENVIRONMENT; FLUCTUATIONS IN OPERATING RESULTS; AND, OTHER RISKS DETAILED FROM TIME-TO-TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "PLANS," "WILL," "BELIEVES," "MAY," "COULD" "ESTIMATES," "INTENDS" AND OTHER WORDS OF SIMILAR MEANING. SHOULD KNOWN OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD OUR ASSUMPTIONS PROVE INACCURATE, ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ANTICIPATED. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call: 800-758-5804 -- ext. 089750. Barr news releases and corporate information are also available on Barr's home page (www.barrlabs.com).]# # #

Summary of Selected Financial Data:

                             Barr Laboratories, Inc.
                         Summary Selected Financial Data


                                           FISCAL 2000                   FISCAL 1999                     FISCAL 1998
                                   ------------------------        -------------------------       ----------------------
                                       As                              As                              As
                                   Previously          As          Previously          As          Previously          As
                                    Reported         Revised        Reported         Revised        Reported        Revised
                                   ----------        -------      -----------        -------       -----------      -------
Total revenues                     $ 482,278        $ 440,110       $ 444,033       $ 415,950       $ 377,304      $ 346,638

Earnings from operations              64,756           39,007          79,608          51,525          53,357         22,691

Proceeds from patent                       -           27,584               -          28,083               -         30,666
challenget settlement

Net earnings                          42,342           44,177          49,250          49,250          32,720         32,720

Earnings per common share          $    1.23        $    1.28       $    1.45       $    1.45       $    1.00      $    1.00

Earnings per common share -        $    1.19        $    1.24       $    1.39       $    1.39       $    0.94      $    0.94
assuming dilution




                                     ####